CONSENT OF INDEPENDENT AUDITORS


Smith Breeden Trust:

We consent to the use in Post-Effective Amendment No. 17 to Registration Statement No. 33-44909 of our reports dated May 14, 1999 relating to the Smith Breeden U.S. Equity Market Plus Fund, Smith Breeden Financial Services Fund and Smith Breeden High Yield Bond Fund of Smith Breeden Trust appearing in the Statement of Additional Information, which is a part of such Registration Statement and to the references to us under the captions "Experts" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.




DELOITTE & TOUCHE LLP
Princeton, New Jersey
May 28, 1999